AMENDMENT TO DISTRIBUTION AGREEMENT


                THIS AMENDMENT TO DISTRIBUTION AGREEMENT is made as of April 17, 2003, by and between NEW JERSEY DAILY MUNICIPAL INCOME FUND, INC., a Maryland corporation (the "Fund"), on behalf of the J.P. Morgan Select Class of Shares, and REICH & TANG DISTRIBUTORS, INC., who serves as the distributor for the Fund's J.P. Morgan Select Class of Shares, shall be as follows:

                The name Chase Vista Select Class of Shares has been changed to
J. P. Morgan Select Class of Shares. Accordingly, all references to Chase Vista Select Class of Shares in the Distribution Agreement should be replaced with J.P. Morgan Select Class of Shares.

                The Distribution Agreement, as expressly amended hereby, shall continue in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO DISTRIBUTION AGREEMENT as of the day and year first above written.


                                           NEW JERSEY DAILY MUNICIPAL INCOME
                                           FUND, INC.



                                           By:    /s/Rosanne Holtzer
                                           Name:  Rosanne Holtzer
                                           Title: Secretary


                                           REICH & TANG DISTRIBUTORS, INC.


                                           By:    /s/Richard De Sanctis
                                           Name:  Richard De Sanctis
                                           Title: Executive V.P. and Chief
                                                  Financial Officer